Exhibit 99.1

News Release
Sunoco LP Announces Definitive Agreement to Acquire Refined Products Terminals From American Midstream Partners LP

DALLAS, Nov. 15, 2018 -- Sunoco LP (NYSE: SUN) ("Sunoco") announced today the execution of a definitive agreement to purchase the refined products terminalling business from American Midstream Partners, LP (NYSE: AMID) for approximately $125 million plus working capital adjustments.

The refined products terminalling business consists of terminals located in Caddo Mills, Texas and North Little Rock, Arkansas with a combined 21 tanks, approximately 1.3 million barrels of storage capacity and approximately 77,500 barrels per day of total throughput capacity.

The acquisition builds on Sunoco's strategy of adding fee-based refined product terminals into the overall portfolio.  The acquisition is subject to customary closing conditions including clearance under the Hart-Scott-Rodino Act and is expected to close in the fourth quarter of 2018.  The transaction is expected to be accretive to Sunoco with respect to distributable cash flow in the first year.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN's general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET).

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts
Scott Grischow, Senior Director – Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Manager – Investor Relations, Growth and Strategy
(214) 840-5553, derek.rabe@sunoco.com

# # #